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                                                              Exhibit 99.(11)(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 31 to the Registration Statement (No. 33-4296) on Form N-1A, of our report dated August 9, 2002 as it relates to the Statement of Changes in Net Assets and financial highlights appearing in the June 30, 2003 Annual Reports of the State Street Research Mid-Cap Value Fund, State Street Research Large-Cap Value Fund and the State Street Research Global Resources Fund (each a series of State Street Research Equity Trust), which Annual Reports are also incorporated by reference in the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
October 29, 2003